FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
October 28, 2010	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 3rd QUARTER NET INCOME OF $8.2 MILLION AND $0.94 DILUTED EARNINGS PER SHARE

LOAN AND DEPOSIT BALANCES INCREASE

CREDIT QUALITY SHOWS CONTINUED STABILIZATION;
RESERVES AND CAPITAL STRENGTHEN

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $8.2 million or $0.94 per diluted common share for the third quarter of 2010.  These results compare to net income of $3.3 million or $0.36 per diluted common share for the second quarter of 2010 and breakeven net income and a loss per common share of $0.10 (after payment of preferred stock dividends) for the third quarter of 2009.

For the first nine months of 2010, WSFS reported net income of $12.0 million or $1.33 per diluted common share, a significant improvement compared to net income of $625,000, or a loss per common share of $0.20 (after payment of preferred stock dividends) for the first nine months of 2009.

Highlights:

•	WSFS recorded its highest quarterly earnings (both reported and core) in over two years.
•
Commercial loans grew nearly 2% (7% annualized) from the second quarter 2010.  Overall, net loans also increased at a 2% annualized growth rate despite the continued intentional decreases in the Bank’s residential mortgage and construction loan portfolios.

•	Customer deposit growth was again strong, increasing $86.0 million or 4% (15% annualized) from June 30, 2010 and $257.7 million or 12% from September 30, 2009 levels.
•
Asset quality metrics showed continued stabilization and the ratio of the allowance for loan losses to total gross loans improved 7 basis points to 2.55% as the provision for loan losses exceeded net-charge offs by $2.2 million.

•
Capital ratios increased from already healthy levels.  Solid earnings added to proceeds received from the Company’s successful $50 million stock offering in early August which sold at a rare premium to closing price.  The tangible common equity ratio increased 1.44% to 8.04%, tangible book value per common share increased $0.80 to $35.82, and Bank capital ratios were further strengthened above “well capitalized” regulatory levels.

Notable items:

•
WSFS recorded $10.0 million of provision for loan losses, down from $10.6 million in the second quarter of 2010 and $15.5 million in the third quarter of 2009. This was the fourth consecutive quarterly decline in the provision, while the provision for all quarters was still in excess of net charge-offs.  Overall, credit-related costs (provision for loan losses, loan workout and OREO expense, and the letter of credit contingency) decreased to $10.9 million from $13.2 million in the second quarter of 2010 and $16.9 million in the year-ago period.

•	As previously disclosed and expected, WSFS recorded the full recovery of $4.5 million pre-tax ($0.38 per share) related to a first quarter 2010 armored car company loss.
•
WSFS recorded $1.8 million pre-tax in securities gains ($0.14 per share), primarily related to the prudent and proactive management of the Company’s mortgage-backed securities (MBS) portfolio discussed later in this release.

•
The Company recorded a $290,000 pre-tax, one-time gain ($0.02 per share) on the sale of, and marketing partnership for, its merchant processing business.  Aside from the gain taken this quarter, the impact of this partnership is expected to be neutral to the Company’s net income this year and additive to future years’ earnings.

•
The Company’s planned acquisition of Christiana Bank & Trust Company (CB&T) remains on schedule for a fourth quarter 2010 close, subject to regulatory approvals.  As expected, the Company recorded $127,000 ($0.01 per share) of transaction fees in the third quarter of 2010 related to this agreement.

CEO outlook and commentary:

    Mark A. Turner, President and CEO said, “We are pleased with the progress shown recently on many fronts, including above-peer loan and deposit growth, credit quality stabilization, reserve and capital builds, and of course, our best quarter of earnings in more than two years.  We attribute much of this success to the hard work of our talented Associates over many months, as WSFS was again recognized as the #1 “Top Workplace” in Delaware in 2010. The progress we have made in executing on our strategy of ‘Engaged Associates delivering Stellar Service to create Customer Advocatessm’ is also evidenced by recent FDIC data, which shows our year-over-year customer deposit growth far exceeded current growth trends of our competitors.  We are looking forward to expanding our business model and workforce with the planned acquisition of CB&T, expected in the fourth quarter of this year.”

Mr. Turner continued, “Of course, we are not satisfied with where we are.  There is still much work to do to get back to our pre-recession income and asset quality metrics; and the economic outlook remains relatively weak and uncertain.  However, there is significant opportunity in our core and contiguous markets, and we are pursuing that opportunity, including our planned CB&T acquisition, de novo branch activity and the hiring of many seasoned professionals recently in the Delaware and southeast Pennsylvania markets.”

Third Quarter 2010 Discussion of Financial Results

Net interest margin remains strong

The net interest margin for the third quarter of 2010 decreased 5 basis points to 3.61% from the 3.66% reported in the second quarter of 2010.  Net interest income for the third quarter of 2010 was $30.2 million, a slight decrease from the $30.7 million reported during the second quarter of 2010.  However, net interest income increased $3.9 million, or 15%, and the net interest margin increased a strong 26 basis points over the third quarter of 2009.

The small linked-quarter decrease in net interest margin and net interest income is attributable mostly to a decline in the securities portfolio and its average yield as a result of sales and re-investment in the portfolio, as well as interest income reversals from loans placed on nonaccrual status during the quarter.

Customer deposits increased $257.7 million from September 30, 2009

Total customer deposits (core deposits and customer time deposits) were $2.3 billion at September 30, 2010, and increased a robust $86.0 million or 4% (15% annualized) over levels reported at June 30, 2010.  The linked-quarter increase in deposits was primarily in core deposits and included marked growth in money market and interest-bearing DDA accounts.  Core deposits (non-CD) represent a strong 70% of total customer deposits.

Customer deposits increased $257.7 million, or 12%, over balances at September 30, 2009.  Nearly all (92%) of this growth was in core deposit accounts, continuing the shift to lower-cost, more liquid deposit accounts.

As a result of the success in growing deposits, the loan to total customer funding (excluding brokered CDs) ratio at September 30, 2010 was 103%, a significant improvement from 119% on the same date in 2009 and a recent high of 141% during the first quarter of 2008.

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2010		June 30, 2010		September 30, 2009

Noninterest demand	$442,017	19%	$469,518	21%	$411,959	20%
Interest-bearing demand	283,701	12	259,180	12	243,310	12
Savings	243,320	10	243,268	11	219,446	11
Money market	663,201	29	594,007	26	521,255	25
Total core deposits	1,632,239	70	1,565,973	70	1,395,970	68
Customer time	689,677	30	669,948	30	668,200	32
Total customer deposits	$2,321,916	100%	$2,235,921	100%	$2,064,170	100%

Net loans

Total net loans of $2.5 billion at September 30, 2010 increased $12.5 million compared to the prior quarter end (a 2% annualized growth rate). Notably, total commercial loans increased by $31.8 million, including C&I loans which grew by $40.9 million from June 30, 2010 (a 14% annualized growth rate) as the Company expanded its customer base in Delaware and contiguous areas.  Total commercial loan growth was offset by an intentional $8.7 million decline in construction and land development (CLD) loan balances, which now total $183.6 million or only 7% of total loans.  Residential mortgage loans also declined $8.6 million mainly due to paydowns, as $40.9 million of mortgage loans were originated then sold into the secondary market during the quarter, as the Company has pursued a mortgage-banking strategy.

Net loans decreased $37.4 million, or 1%, compared to September 30, 2009.  Total commercial loans grew $32.3 million during the period despite a $70.8 million, or 28%, decline in construction loans. More than offsetting the increase in total commercial loans was a $40.0 million decrease in residential mortgage loans, due to $91.6 million of mortgage loans originated and sold into the secondary market over the last twelve months.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2010		June 30, 2010		September 30, 2009
Commercial & industrial	$1,187,202	48%	$1,146,289	46%	$1,113,711	44%
Commercial real estate	543,005	22	543,411	22	513,420	21
Construction (1)	183,574	7	192,269	8	254,333	10
Total commercial loans	1,913,781	77	1,881,969	76	1,881,464	75
Residential mortgage	337,077	14	345,656	14	377,126	15
Consumer	286,161	12	294,634	12	303,771	12
Allowance for loan losses	(64,478)	(3)	(62,256)	(2)	(52,385)	(2)
Net Loans	$2,472,541	100%	$2,460,003	100%	$2,509,976	100%

(1) Includes $63.5 million of commercial, $83.2 million of residential and $36.9 million of owner-occupied CLD at September 30, 2010.

Asset quality statistics continue to stabilize

    Asset quality showed continued stabilization and in some key areas showed improvement during the third quarter of 2010.  Problem loans and delinquency rates both improved during the quarter, while nonperforming assets increased only slightly.

    Problem loans (criticized and classified loans and other real estate owned) have decreased 13% in the current quarter and 17% from year ago levels, as the Company continues proactive credit management and resolution of problem assets.

    Total loan portfolio delinquencies also improved to $66.0 million, or 2.60% of total loans as of September 30, 2010, compared to $71.2 million, or 2.82%, as of June 30, 2010.  Delinquency statistics reflect declines in both early and late-stage delinquencies as the Company’s 30-89 day delinquencies decreased slightly from 0.98% to 0.94% during the quarter, and late-stage delinquencies dropped $4.1 million from 1.83% to 1.66% of total loans during the same period.

    The following table summarizes current loan portfolio delinquency (contractually past due 30 days or greater, and includes nonperforming loans) compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2010		June 30, 2010		September 30, 2009

Total commercial loans	$41,805	2.16%	$45,153	2.37%	$48,444	2.54%
Residential mortgage	20,183	6.28	21,198	6.37	19,097	5.26
Consumer	4,032	1.42	4,834	1.67	4,178	1.39
Total Delinquency	$66,020	2.60%	$71,185	2.82%	$71,719	2.79%

    Nonperforming assets increased slightly to $88.5 million as of September 30, 2010 from $85.8 million as of June 30, 2010 and were down from the $93.2 million reported as of September 30, 2009.  The linked quarter increase was primarily due to an increase in nonperforming construction loans and reflects the impact of one large ($9.8 million) credit being placed in nonaccrual status during the third quarter of 2010.  This increase was partially offset by a $4.3 million decrease in foreclosed assets and a $1.6 million decrease in nonperforming consumer loans during the third quarter of 2010.  As a result, the ratio of nonperforming assets to total assets increased slightly to 2.33% from 2.26% reported for second quarter of 2010.  In addition, 90-day past due and still accruing loans were only $860,000 as of September 30, 2010, an improvement from both the $1.4 million reported as June 30, 2010 and $6.4 million as of September 30, 2009.

    Net charge-offs in the third quarter of 2010 were $7.8 million, or 1.23% (annualized) of average loans, an increase from $5.4 million or 0.86% (annualized) reported in the second quarter of 2010 and $4.5 million or 0.71% (annualized) reported in the third quarter of 2009, as several nonperforming assets were resolved or approached resolution.

    As a result of this stabilization in later-stage metrics (nonperforming assets) and improvement in earlier-stage metrics (problem assets and delinquencies), the level of provision for loan losses decreased slightly by $618,000 to $10.0 million in the third quarter of 2010 compared to the second quarter of 2010.  However, reflecting continued economic uncertainty, the Company again increased its allowance for loan losses as the provision exceeded net charge-offs, as it has each quarter since the economic downturn began.  As a consequence, the ratio of allowance for loan losses to total gross loans increased 7 basis points to 2.55%.

Investments

    At September 30, 2010, the Company’s securities portfolio had a carrying value of $781.1 million, compared to $801.1 million at June 30, 2010. The Company continued prudent and pro-active portfolio management during the quarter including the sale of $46.5 million of mortgage-backed securities, in order to: decrease the level of private-label MBS previously downgraded below AAA; and monetize the gains in certain MBS where prepayments were expected to accelerate.  With recent improved pricing in the market, and as a result of these strategies, the Company recorded $1.8 million in securities gains during the quarter.

    The Company’s private label securities portfolio (comprised of 103 bonds with a fair value of $444.3 million) includes 21 bonds (totaling $60.6 million par value) downgraded below AAA since the start of this credit cycle.  As in the past, third quarter 2010 stress tests continue to confirm there is no other-than-temporary impairment in the portfolio.

Noninterest income

    During the third quarter of 2010, the Company earned noninterest income of $14.4 million, an increase of $2.0 million, or 16%, compared to second quarter of 2010.  This increase was due to the previously discussed securities gains of $1.8 million and the gain of $290,000 from the sale of the merchant services portfolio during the third quarter of 2010.  Through a marketing partnership with the purchaser, WSFS will be able to provide a superior merchant services offering to its customers, and believes the impact will be additive to WSFS’ net income in future years.  In addition, income from mortgage banking activities increased $399,000 due to an increase in refinancing activity.  Partially offsetting these favorable items was a $196,000 decrease in deposit service charges, primarily due to the impact of “Regulation E” deposit charge changes that became effective on August 15, 2010.

    Noninterest income decreased slightly from the $14.5 million reported during the third quarter of 2009 reflecting offsetting small changes in a number of activities.

Noninterest expense

    Noninterest expense for the third quarter of 2010 totaled $22.1 million, or a $5.6 million decrease from the second quarter of 2010.  Adjusted for the ATM recovery (discussed later in this release), noninterest expenses decreased $1.2 million compared to the second quarter of 2010.  This decrease was mainly due to a $2 million decrease in loan workout and OREO expenses.  Offsetting this decline were additional professional fees, which included $127,000 of transaction expenses related to the Company’s recent agreement to acquire CB&T.

    Noninterest expense for the third quarter of 2010 decreased $3.5 million from the same period in 2009.  Adjusted for niche businesses and the non-routine ATM recovery, noninterest expenses increased $1.4 million, or 6%, compared to last year.  This increase was mainly due to additional professional fees which included $383,000 of consulting expenses related to the Company’s Creative Opportunities for Revenues and Expenses (CORE) program as well as $127,000 of transaction expenses related to the planned CB&T acquisition.  In addition, FDIC expenses increased by $312,000 as a result of increased deposit balances.  Otherwise, changes in expense reflected the growth opportunities the Company has taken advantage of over the last year including: the renovation of one branch and the relocation of two additional branches; the addition of 4 commercial lending relationship managers; and the addition of 7 experienced credit and asset disposition professionals.  Savings from the CORE program benefitted the Company and helped support this franchise growth.

Capital management

    The Company increased capital by $55.0 million from June 30, 2010 levels.  This increase was the result of the successful completion of an offering of its common stock, which was completed on August 9, 2010, combined with this quarter’s earnings contribution.

    Tangible common book value per share was $35.82 at September 30, 2010, and increased $0.80, or 2%, from the $35.02 reported at June 30, 2010.  The Company’s tangible common equity ratio increased 144 basis points to 8.04% at the end of the third quarter.

    At September 30, 2010, the Bank’s core capital ratio of 8.91%, Tier 1 capital ratio of 11.55% and total risk-based capital ratio of 12.80%, all remain substantially in excess of “well-capitalized” regulatory benchmarks, the regulator’s highest capital rating.  In addition, and not included in Bank Capital, the Holding Company held $75 million in cash to support dividends, acquisitions, strategic growth plans and help with the eventual repurchase of securities sold to the Treasury under the CPP plan, which would require regulatory approval.

    The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on November 26, 2010, to shareholders of record as of November 5, 2010.

Niche businesses (included in above results)

    The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States.  Cash Connect manages more than $290 million in vault cash in nearly 11,000 non-bank ATMs nationwide and also operates 336 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware.  During the third quarter of 2010, Cash Connect reported pre-tax income (excluding the non-routine ATM recovery discussed below) of $1.3 million, compared to pre-tax income of $1.5 million for the second quarter of 2010 and pre-tax income of $1.5 million for the third quarter of 2009.  Cash Connect recorded $3.5 million in net revenue (fee income less funding costs) during the third quarter which was primarily comprised of interest rate-sensitive bailment fees, and represented an increase of $188,000 compared to the second quarter of 2010 and an increase of $310,000 compared to the third quarter of 2009.  Noninterest expenses were $2.2 million during the third quarter of 2010, an increase of $450,000 from the second quarter of 2010 and an increase of $515,000 from the third quarter of 2009, as a result of growth and seasonal and periodic fluctuations in the expenses related to this business.

    During 2009 the Company completed its wind-down of 1st Reverse.  There was no noninterest income or expense recorded for this business in 2010.  The results for the third quarter of last year included expenses of $792,000 which resulted in a pre-tax loss of $178,000.

Income taxes

    The Company recorded a $4.3 million income tax provision in the third quarter of 2010 compared to an income tax provision of $1.5 million in the second quarter of 2010.  The Company’s effective tax rate was 34.4% for the third quarter and 31.2% during the second quarter of 2010.  The increase in the effective tax rate reflects higher pre-tax income in the third quarter, resulting in a reduced impact of the Company’s tax-exempt income.

Non-routine ATM Fraud Recovery

    As previously announced, during the third quarter of 2010, the Company received a full recovery of the previously recorded $4.5 million loss resulting from an alleged fraud and embezzlement by an armored car company that served as a vendor for several of Cash Connect’s customers.

Third Quarter 2010 Earnings Release Conference Call

    Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, October 29, 2010.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until November 7, 2010, by calling 1-800-642-1687 and using Conference ID 19760709.

About WSFS Financial Corporation

    WSFS Financial Corporation is a $3.8 billion financial services company.  Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 40 banking offices located in Delaware (35), Pennsylvania (4) and Virginia (1).  WSFS Bank provides comprehensive financial services including trust and wealth management.  Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc.  Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name.  For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from the Company’s participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$31,664	$31,610	$32,283	$94,497	$96,013
Interest on mortgage-backed securities	8,699	9,639	6,435	27,370	20,719
Interest and dividends on investment securities	216	199	412	718	1,044
Other interest income	-	6	-	6	-
	40,579	41,454	39,130	122,591	117,776
Interest expense:
Interest on deposits	5,590	5,771	7,578	17,655	23,430
Interest on Federal Home Loan Bank advances	3,818	4,017	4,221	11,812	14,366
Interest on trust preferred borrowings	370	348	389	1,047	1,449
Interest on other borrowings	624	620	649	1,859	1,967
	10,402	10,756	12,837	32,373	41,212

Net interest income	30,177	30,698	26,293	90,218	76,564
Provision for loan losses	9,976	10,594	15,483	31,980	35,133

Net interest income after provision for loan losses	20,201	20,104	10,810	58,238	41,431

Noninterest income:
Credit/debit card and ATM income	4,984	4,817	4,373	14,171	12,124
Deposit service charges	4,153	4,349	4,401	12,381	12,494
Loan fee income	626	709	1,349	2,015	3,953
Investment advisory income	600	612	525	1,816	1,572
Securities gains	1,756	268	1,875	2,024	3,185
Mortgage banking activities, net	646	247	822	1,145	1,430
Bank owned life insurance income	181	219	238	596	677
Other income	1,479	1,215	955	3,854	2,871
	14,425	12,436	14,538	38,002	38,306
Noninterest expenses:
Salaries, benefits and other compensation	12,237	12,111	12,131	36,334	36,513
Loan workout and OREO expense	908	2,872	1,069	4,877	3,430
Occupancy expense	2,402	2,271	2,452	7,235	7,243
FDIC expenses	1,829	1,762	1,517	5,234	5,885
Professional fees	1,736	1,440	815	4,194	3,807
Equipment expense	1,648	1,645	1,829	4,762	5,133
Data processing and operations expense	1,096	1,159	1,169	3,541	3,447
Marketing expense	719	905	852	2,328	2,410
Non-routine ATM recovery	(4,491)	-	-	-	-
Other operating expenses	4,008	3,574	3,735	10,959	13,030
	22,092	27,739	25,569	79,464	80,898

Net income (loss) before taxes	12,534	4,801	(221)	16,776	(1,161)
Income tax provision (benefit)	4,312	1,500	(222)	4,739	(1,786)
Net income	8,222	3,301	1	12,037	625
Dividends on preferred stock and accretion	692	692	634	2,076	1,898
Net income (loss) allocable to common stockholders	$7,530	$2,609	$(633)	$9,961	$(1,273)

Diluted earnings per common share:
Net income (loss) allocable to common stockholders	$0.94	$0.36	$(0.10)	$1.33	$(0.20)

Weighted average common shares outstanding for diluted EPS	8,030,747	7,259,477	6,266,289	7,494,274	6,210,260

Performance Ratios:
Return on average assets (a)	0.87%	0.35%	-%	0.42%	0.02%
Return on average equity (a)	9.45	4.23	-	4.97	0.31
Net interest margin (a)(b)	3.61	3.66	3.35	3.61	3.23
Efficiency ratio (c)	49.23	63.91	62.20	61.58	69.92
Noninterest income as a percentage of total revenue (b)	32.14	28.65	35.37	29.45	33.11
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
Assets:
Cash and due from banks	$63,564	$57,664	$65,383
Cash in non-owned ATMs	271,168	263,989	223,646
Investment securities (d)(e)	48,922	45,026	47,397
Other investments	39,369	39,779	39,853
Mortgage-backed securities (d)	731,644	755,591	525,475
Net loans (f)(g)(n)	2,472,541	2,460,003	2,509,976
Bank owned life insurance	60,850	60,669	60,015
Other assets	110,812	109,145	101,768
Total assets	$3,798,870	$3,791,866	$3,573,513
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$442,017	$469,518	$411,959
Interest-bearing deposits	1,879,899	1,766,403	1,652,211
Total customer deposits	2,321,916	2,235,921	2,064,170
Other jumbo CDs	95,527	91,915	78,427
Brokered deposits	251,326	300,946	334,280
Total deposits	2,668,769	2,628,782	2,476,877

Federal Home Loan Bank advances	445,201	572,072	505,565
Other borrowings	274,878	247,793	245,428
Other liabilities	40,318	28,486	42,603

Total liabilities	3,429,166	3,477,133	3,270,473

Stockholders' equity	369,704	314,733	303,040

Total liabilities and stockholders' equity	$3,798,870	$3,791,866	$3,573,513

Capital Ratios:
Equity to asset ratio	9.73%	8.30%	8.48%
Tangible equity to asset ratio	9.42	7.98	8.13
Tangible common equity to asset ratio	8.04	6.60	6.65
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.91	8.69	9.10
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.55	11.26	11.17
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.80	12.51	12.39

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$75,803	$68,759	$76,131
Troubled debt restructuring	7,510	7,638	7,600
Assets acquired through foreclosure	5,145	9,428	9,465
Total nonperforming assets	$88,458	$85,825	$93,196

Past due loans (i)	$860	$1,428	$6,392

Allowance for loan losses	$64,478	$62,256	$52,385

Ratio of nonperforming assets to total assets	2.33%	2.26%	2.61%
Ratio of allowance for loan losses to total gross
loans (j)	2.55	2.48	2.05
Ratio of allowance for loan losses to nonaccruing
loans (k)	63	69	52
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.23	0.86	0.71
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.11	1.05	0.75

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
	Sept 30, 2010			June 30, 2010			Sept 30, 2009
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$733,562	$8,587	4.68%	$736,103	$8,920	4.85%	$759,139	$8,731	4.60%
Residential real estate loans (n)	341,033	4,275	5.01	346,373	4,391	5.07	395,705	5,236	5.29
Commercial loans	1,176,232	15,236	5.16	1,143,086	14,694	5.18	1,102,937	14,531	5.25
Consumer loans	290,346	3,566	4.87	294,582	3,605	4.91	301,604	3,785	4.98
Total loans (n)	2,541,173	31,664	5.03	2,520,144	31,610	5.06	2,559,385	32,283	5.09
Mortgage-backed securities (d)	743,832	8,699	4.68	780,044	9,639	4.94	530,673	6,435	4.85
Investment securities (d)(e)	47,173	216	1.83	45,117	199	1.76	47,403	412	3.49
Other interest-earning assets (o)	39,920	-	-	39,831	6	0.06	39,618	-	-
Total interest-earning assets	3,372,098	40,579	4.85	3,385,136	41,454	4.93	3,177,079	39,130	4.96

Allowance for loan losses	(64,428)			(59,630)			(41,780)
Cash and due from banks	58,061			59,252			55,481
Cash in non-owned ATMs	268,796			250,372			225,740
Bank owned life insurance	60,732			60,526			59,859
Other noninterest-earning assets	98,863			114,427			95,767
Total assets	$3,794,122			$3,810,083			$3,572,146

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$263,428	$102	0.15%	$260,857	$109	0.17%	$234,621	$158	0.27%
Money market	628,124	1,016	0.64	601,982	1,103	0.73	477,857	1,411	1.17
Savings	242,831	127	0.21	242,465	123	0.20	223,041	123	0.22
Customer time deposits	681,424	3,500	2.04	662,100	3,445	2.09	678,059	4,832	2.83
Total interest-bearing customer deposits	1,815,807	4,745	1.04	1,767,404	4,780	1.08	1,613,578	6,524	1.60
Other jumbo certificates of deposit	91,476	406	1.76	89,565	452	2.02	63,146	439	2.76
Brokered deposits	295,948	439	0.59	328,651	539	0.66	347,297	615	0.70
Total interest-bearing deposits	2,203,231	5,590	1.01	2,185,620	5,771	1.06	2,024,021	7,578	1.49

FHLB of Pittsburgh advances	515,259	3,818	2.90	606,335	4,017	2.62	551,267	4,221	3.00
Trust preferred borrowings	67,011	370	2.16	67,011	348	2.05	67,011	389	2.27
Other borrowed funds	187,124	624	1.33	177,351	620	1.40	203,474	649	1.28
Total interest-bearing liabilities	2,972,625	10,402	1.40	3,036,317	10,756	1.42	2,845,773	12,837	1.80

Noninterest-bearing demand deposits	446,741			435,820			409,437
Other noninterest-bearing liabilities	26,698			25,988			37,514
Stockholders' equity	348,058			311,958			279,422
Total liabilities and stockholders' equity	$3,794,122			$3,810,083			$3,572,146

Excess of interest-earning assets
over interest-bearing liabilities	$399,473			$348,819			$331,306

Net interest and dividend income		$30,177			$30,698			$26,293

Interest rate spread			3.45%			3.51%			3.16%

Net interest margin			3.61%			3.66%			3.35%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009

Stock Information:

Market price of common stock:
High	$38.27	$44.95	$32.49	$44.95	$48.49
Low	34.43	34.33	26.17	25.28	17.34
Close	37.51	35.93	26.64	37.51	26.64
Book value per common share	43.51	44.22	42.84
Tangible book value per common share	41.96	42.35	40.89
Tangible common book value per common share	35.82	35.02	33.45
Number of common shares outstanding (000s)	8,497	7,117	7,075
Other Financial Data:
One-year repricing gap to total assets (m)	5.41%	4.53%	1.00%
Weighted average duration of the MBS portfolio	2.5 years	2.4 years	2.6 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$9,958	$9,273	$(1,653)
Number of associates (FTEs)	660	662	648
Number of offices (branches and LPO's)	40	40	41
Number of WSFS owned ATMs	336	339	345

Non-GAAP Reconciliation (p):	Three months ended
	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
Net income (GAAP)	$8,222	$3,301	$1
Less: Non-core items, after-tax
ATM fraud recovery	(3,083)	-	-
Securities gains	(1,152)	(184)	(1,219)
Sale of merchant processing	(190)	-	-
Transaction fees (CB&T)	83	113	-
Core net income (loss)	$3,880	$3,230	$(1,218)
Core EPS	$0.40	$0.35	$(0.30)

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Includes general reserves only.
(l) Nonperforming loans are included in average balance computations.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n) Includes loans held-for-sale.
(o) The FHLB has suspended dividend payments as of December 31, 2008.
(p) The Company uses this non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.